Exhibit 5.21

CONSENT OF EXPERT

I, Homero Delboni Jr., of HDA Servicos S/S Ltda., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the report entitled “Chapada Copper-Gold Project, Goiàs State, Brazil, Technical Report Pursuant to National Instrument 43-101 of the Canadian Securities Administrators” dated February 2009 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Homero Delboni
Name:	Homero Delboni Jr., B.E., M. Eng., Ph.D.
Title:	Senior Consultant of HDA Serviços S/S Ltda

Date: March 31, 2009